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                            Hartford HLS Mutual Funds
                 c/o The Hartford Financial Services Group, Inc.
                              Investment Law Unit
                              55 Farmington Avenue
                              Hartford, CT 06105




May 13, 1999

Hartford Money Market HLS Fund, Inc.
c/o The Hartford Financial Services Group, Inc.
Investment Law Unit
55 Farmington Avenue
Hartford, CT 06105

Gentlemen:

I have examined the Articles of Incorporation of Hartford Money Market HLS Fund, Inc. (hereafter referred to as "Fund"); the By-Laws of the Fund; documents evidencing various pertinent corporate proceedings; and such other things considered to be material to determine the legality of the sale of the authorized but unissued shares of the Fund's stock. Based upon my examination, it is my opinion that the Fund is a validly organized and existing corporation of the State of Maryland and it is legally authorized to issue its shares of common stock, at prices determined as described in the Fund's currently effective Prospectus, when such shares are properly registered under all applicable federal and state securities laws.

Based upon the foregoing, it is my opinion that the Fund's shares were, when issued for cash consideration as described in the Fund's currently effective prospectus, validly issued, fully paid and nonassessable stock of the Fund.

I hereby consent to the inclusion of this Opinion as an Exhibit to the Fund's Post-Effective Amendment to its Registration Statement.

Very truly yours,

/s/ Kevin J. Carr

Kevin J. Carr
Counsel